                                                                    EXHIBIT 12.4

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

   STATEMENT RE: COMPUTATION OF PRO FORMA COMBINED RATIO OF EARNINGS TO FIXED
                                    CHARGES

                          (IN MILLIONS, EXCEPT RATIOS)

                                                      SIX MONTHS ENDED
                                                          JUNE 30,                       YEAR ENDED DECEMBER 31,
                                                    --------------------  -----------------------------------------------------
                                                      1996       1995       1995       1994       1993       1992       1991
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings:
  Income before taxes.............................      116.1       58.0      141.1      220.7      197.3      133.4      198.9
  Add: Fixed charges..............................       77.9       73.1      151.6      108.6      118.0      120.1      122.5
       Amortization of interest
         previously capitalized...................        0.3        0.1        0.2                                         0.2
       Losses of investees........................                              0.5                              1.1
  Less: Capitalized interest......................       (6.7)      (6.1)     (16.4)      (7.8)      (6.1)      (6.1)      (2.5)
       Undistributed earnings of investees........       (0.1)                                       (0.2)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings as adjusted..............................      187.5      125.1      277.0      321.5      309.0      248.5      319.1
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Computation of Fixed Charges:
  Interest expense................................       61.2       57.1      113.9       87.1       93.1       93.5      100.1
  Capitalized interest............................        6.7        6.1       16.4        7.8        6.1        6.1        2.5
  Interest portion of lease commitments...........       10.0        9.9       21.3       13.7       18.8       20.5       19.9
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total Fixed Charges...............................       77.9       73.1      151.6      108.6      118.0      120.1      122.5
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges (1)............        2.4        1.7        1.8        3.0        2.6        2.1        2.6
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------

------------------------

(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings as adjusted" consist of income before income taxes after adding certain fixed charges as noted above. "Fixed charges" consist of interest expense, amortization of debt discount and a portion of rent expense representative of the interest factor.